Exhibit 4.1.8
AMENDED AND RESTATED AMENDMENT AGREEMENTS

THIS AMENDED AND RESTATED AMENDMENT AGREEMENTS (this “Amendment”) is entered into on February 19, 2010 (the “Effective Date”) by and among Cryoport, Inc., a Nevada corporation (the “Company”), on the one hand, and Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce” and, together with EGP and EOP, the “Enable Funds”), and BridgePointe Master Fund Ltd. (“BridgePointe,” together with the Enable Funds, each individually referred to as a “Holder” and collectively as the “Holders” or the “Investors”), on the other hand.  Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in each of the Securities Purchase Agreements (each as defined in documents referred to in the recitals incorporated by reference below) and in each of the Debentures (each as defined in documents referred to in the recitals incorporated by reference below).

WHEREAS, the Company and the Holders are parties to that certain Amendment to Debentures and Warrants, Agreement and Waiver entered into on September 1, 2009 (the “September 2009 Amendment Agreement”);

WHEREAS, the Company and the Holders are parties to that certain Amendment to Debentures and Warrants, Agreement and Waiver entered into on February 19, 2009, and effective as of January 27, 2009 (the “February 2009 Amendment Agreement”);

WHEREAS, all recitals contained in the September 2009 Amendment Agreement and February 2009 Amendment Agreement are hereby incorporated into this Amendment by this reference;

WHEREAS, the Company and the Holders are parties to that certain Amendment to Debentures and Warrants, Agreement and Waiver, dated as of January 12, 2010 (the “January 2010 Amendment Agreement”), pursuant to which, among other things, BridgePointe and Enable Funds each agreed to convert a portion of the outstanding principal amount of their respective Debentures equal to the Required Conversion Amount (as defined below) in exchange for the Conversion Shares; and

WHEREAS, the Company and the Holders are parties to that certain Amendment Agreement, dated as of February 1, 2010 (the “February 1 Amendment to Amendment Agreement”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 relating to a contemplated firm commitment underwritten public offering of units (the “Public Offering”) (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) (the “Units”); and

WHEREAS, in order to facilitate the Public Offering, the Company and the Holders now desire that the terms of the Debentures, Warrants and other Transaction Documents, as such have been modified by the mutual agreement of the parties as of the date hereof, be modified and have entered into this Amendment to document their agreement regarding such modifications and to amend and restate the terms of the February 1 Amendment to Amendment Agreement and the January 2010 Amendment Agreement (collectively, the “2010 Prior Amendments”) and supersede the 2010 Prior Amendments in their entirety.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

1.  Incorporation of Preliminary Statements. The recitals set forth above by this reference hereto are hereby incorporated into this Amendment.

2.  Confirmation of Consent to Reverse Stock Split and Consent to Public Offering.  The Holders hereby confirm their prior consent to the Company’s 10-to-1 reverse stock split (the “Reverse Stock Split”) which was effected on February 5, 2010, and hereby consent to the Public Offering provided that the offering closes by March 15, 2010, closes with an offering price of at least $3.00 per Unit and results in aggregate gross proceeds of at least $5 million (collectively, the “Approved Public Offering”).

3.  Confirmation of Consent to Deferral of Payment of the Monthly Redemption Amount.  The Holders hereby acknowledge and confirm their prior consent to the deferral until March 1, 2010 of the Company’s obligation to pay the Monthly Redemption Amount on the Monthly Redemption Dates of January 11, 2010 (which was previously extended from January 1, 2010 pursuant to the Waiver Letter) and February 1, 2010.

4.  Addition of Future Interest Accrual to Outstanding Principal Amounts of the Debentures.  Subject to the Unwind Provisions, the Company and the Holders agree that the outstanding principal amount of each Debenture shall be increased on the Effective Date by an amount equal to all interest (the “Future Interest Amount”) that would have accrued on the principal amount from July 1, 2010 (the date to which future interest was previously added to the outstanding principal amount of each Debenture pursuant to the September 2009 Amendment Agreement) to March 1, 2011, without giving effect to any potential principal payments or principal conversions during such period other than the conversion of the Required Conversion Amounts.  Exhibit “A” attached hereto reflects the aggregate new outstanding principal amount of each of the respective Holders' September 2007 Convertible Debentures and May 2008 Convertible Debentures, after giving effect to the addition of the Future Interest Amount as of the Effective Date and after giving effect to the Mandatory Conversion as of the date of the Form S-1 Effectiveness.  As a result of the foregoing, the Company shall have no obligation to make the quarterly interest payments on the Interest Payment Date required by the Debentures from the Effective Date to March 1, 2011, and interest shall cease to accrue during such period.  Accrual of interest and quarterly interest payments shall recommence on March 1, 2011 through the extended Maturity Date.

5.  Amendment to Maturity Date of Debentures.  Subject to the Unwind Provisions, the “Maturity Date” as defined in the second paragraph of each of the Debentures is hereby amended to mean August 1, 2012.

6.  Amendment to Monthly Redemption Date of the Debentures. Subject to the Unwind Provisions, the definition of “Monthly Redemption Date” in Section 1 of each Debenture and in the Amendment to Original Issue Discount 8% Senior Secured Convertible Debentures, dated the 19th of February 2008, is hereby deleted and replaced in its entirety with the following:

“Monthly Redemption Date” means the 1st of each month, commencing immediately upon March 1, 2011, and terminating upon the full redemption of this Debenture.

7.  Amendment to Monthly Redemption Amount of the Debentures. Subject to the Unwind Provisions, the definition of “Monthly Redemption Amount” in Section 1 of each Debenture and in the Amendment to Original Issue Discount 8% Senior Secured Convertible Debentures, dated the 19th of February 2008, is hereby deleted and replaced in its entirety with the following:

“Monthly Redemption Amount” means an amount equal to the Holder’s Pro Rata Share (as defined in the February 2009 Amendment Agreement) multiplied by $200,000, which the parties agree shall equal the amount set forth next to each respective Holder’s name in the table below:

Orig Date	Holder	Pro Rata Share	Holder’s Monthly Redemption Amount
May-08	BridgePointe Master Fund Ltd.	22.60%	$45,200.00
Sep-07	BridgePointe Master Fund Ltd.	25.60%	$51,200.00
Sep-07	Enable Growth Partners LP	43.10%	$86,200.00
Sep-07	Enable Opportunity Partners LP	7.60%	$15,200.00
Sep-07	Pierce Diversified Strategy Master Fund LLC, Ena	1.10%	$2,200.00
		TOTAL:	$200,000.00

8.  Conversion of Debentures.  Subject to the Unwind Provisions (as defined below), concurrently with the effectiveness of Company’s Registration Statement on Form S-1 (File No. 333-162350), relating to the Approved Public Offering, provided that an amendment to the Form S-1 has been filed reflecting an offering amount of at least $6,000,000 in gross proceeds (the “Form S-1 Effectiveness”) (i) the Enable Funds, collectively, shall convert $1,357,215 in principal amount of the then outstanding principal amount of its Debentures (the “Required Conversion Amount”) in exchange for a number of shares of common stock (“Conversion Shares”) determined by dividing the Required Conversion Amount by the Required Conversion Price (as defined below) and (ii) BridgePointe shall convert an amount of the then outstanding principal amount of its Debentures equal to the Required Conversion Amount in exchange for a number of shares of common stock determined by dividing the Required Conversion Amount by the Required Conversion Price (such shares received by BridgePointe also referred to as the “Conversion Shares”)(such conversions of the Enable Funds and BridgePointe are collectively referred to herein as  the “Mandatory Conversions”).  For purposes hereof, “Common Stock Offering Price” means the price obtained by multiplying the offering price for one Unit (as established by the underwriters and set forth on the cover page of the pricing prospectus for the Approved Public Offering which will be filed with the Securities and Exchange Commission immediately prior to the commencement of the Approved Public Offering) (the “Unit Offering Price”) by 93.75% and “Required Conversion Price” shall mean the lesser of (i) the Common Stock Offering Price (as defined above) and (ii) $4.50 (which represents the current Conversion Price after giving effect to the recent Reverse Stock Split).  Within five (5) business days following the Form S-1 Effectiveness (the “Share Delivery Deadline”) the Company shall deliver the Conversion Shares to each Holder.  The Conversion Shares shall be free of restrictive legends and trading restrictions (other than the lock-up contemplated in Section 13 below) and shall be delivered electronically and otherwise in accordance with the terms of the Debentures.  In the event that the Company’s transfer agent requires the Conversion Shares to be issued with a restrictive legend, then, at the time of the Company’s delivery of the Conversion Shares,  the Company’s counsel shall deliver to the Company’s transfer agent a legal opinion under Rule 144 of the Securities Act of 1933 requesting the removal of such restrictive legend and the Company shall provide or cause to be provided to the transfer agent any other opinions, instructions or other items requested by the transfer agent in order for it to remove any such restrictive legend.

Notwithstanding anything to the contrary herein, in the event that the Approved Public Offering does not close on or before March 15, 2010, (i) the Mandatory Conversions shall immediately be considered null and void ab initio, the Enable Funds and BridgePointe shall each return the Conversion Shares to the Company, the outstanding principal balance of the Debentures of the Enable Funds and BridgePointe, respectively, shall be reinstated to the amount that they were immediately prior to the Mandatory Conversion (less the Future Interest Amount added pursuant to Section 4 above), and the conversion terms, including but not limited to the Conversion Price, of the Debentures and the defined terms amended pursuant to Sections 5 through 7,  shall revert back to the conversion terms and defined terms, including but not limited to the Conversion Price, that would have been in effect had the January 2010 Amendment Agreement, the February 1 Amendment to Amendment Agreement and this Amendment never existed, (ii) the Warrant Modifications (as defined in Section 10 of this Amendment) shall immediately be considered null and void ab initio, and the terms of the Warrants of the Enable Funds and BridgePointe, respectively, shall be reinstated to the terms that were in effect immediately prior to the Warrant Modifications (except that the extension of the term of the Warrants to January 1, 2015 shall remain in effect notwithstanding that the Approved Public Offering did not close), (iii) the Remaining Debenture Reset shall immediately be considered null and void ab initio (iv) the Debenture Modifications (as defined in Section 11 of this Amendment) shall immediately be considered null and void ab initio, and the terms of the Debentures of the Enable Funds and BridgePointe, respectively, shall be reinstated to the terms that in effect immediately prior to the this Amendment, (v) the covenants terminated pursuant to Section 12 below shall be reinstated, and (vi) the lock-up agreements executed pursuant to Section 13 below shall be considered null and void ab initio ((i) – (vi) immediately above are collectively referred to herein as the “Unwind Provisions”).”

9.  Adjustment to Conversion Price of the Debentures.  Subject to the Unwind Provisions, after giving effect to the conversion of the Required Conversion Amount, the “Conversion Price” of remaining outstanding principal balance of each Debenture, as set forth in Section 4(b) thereof, shall be reset (the “Remaining Debenture Reset”) downward (but in no circumstances increased) to equal the Required Conversion Price (as defined above), subject to adjustment as provided in the Debenture.

10.  Adjustment to Warrant Exercise Price, Deletion of Full-Ratchet Antidilution Protection and Extension of Term of Warrants.  The Termination Date of each Warrant is hereby extended to January 1, 2015.  For purposes of clarification, the extension of the term of the Warrants set forth in the immediately preceding sentence is not subject to the Unwind Provisions.  Subject to the Unwind Provisions, concurrently with the Form S-1 Effectiveness, (i) the Exercise Price (as defined in each of the Warrants) of each of the Warrants (as “Warrants” is defined in the 2007 Securities Purchase Agreement and the May 2008 Securities Purchase Agreement, respectively) will be decreased (but in no circumstances increased) to a price (the “Warrant Reset Price”) equal to the lesser of (x) the exercise price of the warrants contained in the Units being sold in the Public Offering, and (y) the currently existing exercise price of the Warrants, in each case without any change in the number of shares of common stock that then may be purchased thereunder, (ii) Section 3(b) and the last sentence of Section 3(e) of each Warrant (which relate to dilution protection on subsequent equity sales afforded to the Holders not otherwise available to all other holders of the Company’s outstanding common stock and to fundamental transactions, respectively) shall be deleted in their entirety, and (iii) the Termination Date of each Warrant shall be further extended to the date which is five (5) years following the date of closing of the Public Offering (the modifications to the Warrants described in subsections (i), (ii) and (iii) immediately above are referred to herein as the “Warrant Modifications”).

11.  Deletion of Debenture Full-Ratchet Antidilution Protection; Covenant Regarding Variable Rate Transactions.  Subject to the Unwind Provisions, concurrently with the Form S-1 Effectiveness, Section 5(b) and the last sentence of Section 5(e) of each Debenture (which relate to dilution protection on subsequent equity sales afforded to the Holders not otherwise available to all other holders of the Company’s outstanding common stock and to fundamental transactions, respectively) shall be deleted in their entirety (the “Debenture Modifications”). Notwithstanding the foregoing, for so long as any principal amount of any Debenture remains outstanding, the Company agrees not to enter into any Variable Rate Transactions without the consent of the Holders.

12.  Termination of Certain Covenants.  Subject to the Unwind Provisions, the Holders hereby agree that upon the close of the Public Offering and the consummation of the conversion of the Required Conversion Amounts, Section 9 of each Debenture shall be deleted in its entirety and the Holders’ right to maintain the Fully Minimum Diluted Amount shall be deleted in its entirety and shall no longer be of any force and effect.  For avoidance of doubt, the Company and Holders agree that neither the issuance of the Units nor the shares of common stock and warrants (including the shares of common stock underlying such warrants) comprising the Units shall trigger an adjustment under, or the issuance of Makeup Warrants due to, the Fully Minimum Diluted Amount requirement.

13.  Agreement to Lock-Up.  Subject to the Unwind Provisions, each of the Holders hereby agrees to execute the lock-up agreement attached hereto as Exhibit B.

14.  Composition of Company’s Board of Directors.  As a further condition to the effectiveness of this Amendment, from the date hereof until the later of (i) March 1, 2012 or (ii) the date that is two (2) years after the close of the Public Offering, the Company’s Board of Directors shall consist of a majority of independent directors (as determined under Nasdaq’s marketplace rules)(“Independent Directors”).  For avoidance of doubt, the BridgePointe hereby approves of Carlton M. Johnson, Adam Michelin and John H. Bonde as independent directors.

15.  Effect on Transaction Documents. Subject to the waivers and amendments provided for herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Investors under the Transaction Documents provided however that references to Securities, Debentures, Warrants and Underlying Shares in the Transaction Documents shall include such securities, as amended hereby, and the shares underlying such Securities, respectively.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  The Investors reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise.  This Amendment shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith, including, without limitation, the Security Agreement.

16.  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Document.

17.  Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Investors. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Investors.  The Investors may assign their respective rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Document.

18.  Execution and Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

19.  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Transaction Documents.

20.  Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

21.  Headings. The headings in this Amendment are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

22.  Representations and Warranties; Corporate Authority.  The Company hereby makes the representations and warranties set forth below to the Holders that as of the date of its execution of this Amendment:

(a)  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)  No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d)  All of the Company’s warranties and representations contained in this Amendment shall survive the execution, delivery and acceptance of this Amendment by the parties hereto.

23.  Amendments and Waivers.  No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holders or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

24.  Joint Preparation.  Each of the parties hereto acknowledges that this Amendment has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

25.  Amendments Not Effective Until All Parties Agree.  In addition to any other conditions provided for herein, the amendments herein shall not be effective unless and until the Company and all of the Holders shall have agreed to the terms and conditions hereunder.

26.  Disclosure and Filing of 8-K.  Except with respect to the material terms and conditions of the transactions contemplated by this Amendment, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. On or before the second (2nd) Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to each Investor disclosing the material terms of the transaction contemplated hereby, which shall include this Amendment as an attachment thereto.

27.  INDEPENDENT NATURE OF INVESTORS’ OBLIGATIONS AND RIGHTS.  THE COMPANY HAS ELECTED TO PROVIDE ALL INVESTORS WITH THE SAME TERMS AND FORM OF THIS AMENDMENT FOR THE CONVENIENCE OF THE COMPANY AND NOT BECAUSE IT WAS REQUIRED OR REQUESTED TO DO SO BY THE INVESTORS.  THE OBLIGATIONS OF EACH INVESTOR UNDER THIS AMENDMENT, AND ANY TRANSACTION DOCUMENT ARE SEVERAL AND NOT JOINT WITH THE OBLIGATIONS OF ANY OTHER INVESTOR, AND NO INVESTOR SHALL BE RESPONSIBLE IN ANY WAY FOR THE PERFORMANCE OR NON-PERFORMANCE OF THE OBLIGATIONS OF ANY OTHER INVESTOR UNDER THIS AMENDMENT OR ANY TRANSACTION DOCUMENT. NOTHING CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT, AND NO ACTION TAKEN BY ANY INVESTOR PURSUANT THERETO, SHALL BE DEEMED TO CONSTITUTE THE INVESTORS AS A PARTNERSHIP, AN ASSOCIATION, A JOINT VENTURE OR ANY OTHER KIND OF ENTITY, OR CREATE A PRESUMPTION THAT THE INVESTORS ARE IN ANY WAY ACTING IN CONCERT OR AS A GROUP WITH RESPECT TO SUCH OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR THE TRANSACTION DOCUMENTS.  EACH INVESTOR SHALL BE ENTITLED TO INDEPENDENTLY PROTECT AND ENFORCE ITS RIGHTS, INCLUDING WITHOUT LIMITATION, THE RIGHTS ARISING OUT OF THIS AMENDMENT OR OUT OF THE OTHER TRANSACTION DOCUMENTS, AND IT SHALL NOT BE NECESSARY FOR ANY OTHER INVESTOR TO BE JOINED AS AN ADDITIONAL PARTY IN ANY PROCEEDING FOR SUCH PURPOSE. EACH INVESTOR HAS BEEN REPRESENTED BY ITS OWN SEPARATE LEGAL COUNSEL IN THEIR REVIEW AND NEGOTIATION OF THIS AMENDMENT AND THE TRANSACTION DOCUMENTS.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

CRYOPORT, INC.

By: /s/ Larry G. Stambaugh
Name: Larry G. Stambaugh
Title: Chief Executive Officer

[signature page of Holders follows]

Holders’ Signature Page

BRIDGEPOINTE MASTER FUND LTD.

By: /s/ Eric S. Swartz

Name: Eric S. Swartz

Title: Director

ENABLE GROWTH PARTNERS LP

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO

ENABLE OPPORTUNITY PARTNERS LP

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC, ENA

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO

EXHIBIT A

Investor Name	Outstanding Principal Amount as of 01/31/2010	Required Conversion Amount	"Interim Amount" (Outstanding Principal Amount less Required Conversion Amount)	Future Interest from July 1, 2010 through March 1, 2011	New Outstanding Principal Amount (Interim Amount plus Future Interest as of March 1, 2011
BridgePointe Master Fund Ltd.	$ 3,066,994.71	$ 1,357,215.00	$ 1,709,779.71	$ 91,188.25	$ 1,800,967.96
Enable Funds	$ 2,714,430.08	$ 1,357,215.00	$ 1,357,215.08	$ 72,384.80	$ 1,429,599.88

EXHIBIT B

LOCK-UP AGREEMENT